EXHIBIT 99.1

[GOLDMAN SACHS LETTERHEAD]

CONSENT OF GOLDMAN SACHS

March 13, 2006

Board of Directors
Embraer – Empresa Brasileira de Aeronáutica S.A.
Av. Brigadeiro Faria Lima, 2170
12227-901 – São José dos Campos, SP
Brazil

Re:	Registration Statement on Form F- 4 of
Rio Han Empreendimentos e Participações S.A.

Gentlemen:

Reference is made to our financial analyses, dated as of January 13, 2006, with respect to the potential restructuring of the capital stock of Embraer – Empresa Brasileira de Aeronáutica S.A. (“Embraer”).

The foregoing financial analyses are provided for the information and assistance of the Board of Directors of Embraer in connection with its consideration of the transaction contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that Rio Han Empreendimentos e Participações S.A. (“Rio Han”) has determined to include our valuation reports in the above-referenced Registration Statement.

In that regard, we hereby consent to (i) the references to our analyses under the captions, “Summary – The Proposed Restructuring and Merger – Financial Analyses of Goldman Sachs,” “Summary – Approval of the Conselho Fiscal (Audit Board) and of the Board of Directors of Embraer,” “Summary – Extraordinary General Meeting of Embraer Shareholders Regarding the Merger,” “Summary – Financial Analyses of Goldman Sachs,” “Extraordinary General Meeting of Embraer Shareholders – Date, Time, Place, and Purpose of the Extraordinary General Meeting,” “The Proposed Restructuring and Merger – The Proposed Restructuring and Merger,” “The Proposed Restructuring and Merger – Background of the Proposed Restructuring and Merger,” “The Proposed Restructuring and Merger – Reasons for the Proposed Restructuring and Merger – Financial Analyses of Goldman Sachs,” “The Proposed Restructuring and Merger – Approval of the Conselho Fiscal (Audit Board) and of the Board of Directors of Embraer Regarding the Merger,” “The Proposed Restructuring and Merger – Financial Analyses of Goldman Sachs,” “Merger Agreement – Valuation Reports and Financial Analyses,” “Merger Agreement – Premium for Embraer control Shares,” and “The Companies – Information About Rio Han – History” in the prospectus included in the Registration Statement on Form F-4 of Rio Han, (ii) to the related references to our analyses in Exhibit B to the Registration Statement, and (iii) to the inclusion of the foregoing analyses in Exhibit C to the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & COMPANHIA

(GOLDMAN, SACHS & COMPANHIA)

By: Jairo Eduardo Loureiro Filho

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

By: Jairo Eduardo Loureiro Filho